EXHIBIT 14.2
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Annual Report pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 for the year ended October 31, 2005 of Micromem Technologies Inc. on Form 20-F of our report dated February 11, 2005, accompanying the Consolidated Financial Statements of Micromem Technologies Inc. appearing in this Annual Report.
/s/ Grant Thornton LLP
Mississauga, Canada
February 27, 2006